EXHIBIT (k)

Legal Opinion

Ameritas Life Insurance Corp. 5900 O Street / Lincoln, NE 68510

December 9, 2019

Ameritas Life Insurance Corp.

5900 O Street

Lincoln, Nebraska 68501

With reference to the Pre-Effective Amendment 1 to the Registration Statement Number 333-233986 on Form N-6, filed by Ameritas Life Insurance Corp. and Ameritas Variable Separate Account V with the Securities and Exchange Commission, covering Ameritas Performance II VUL flexible premium life insurance policies, I have examined such documents and such laws as I considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

1.	Ameritas Life Insurance Corp. is duly organized and validly existing under the laws of the State of Nebraska and has been duly authorized to issue variable life policies by the Insurance Department of the State of Nebraska.

2.	Ameritas Variable Separate Account V is a duly authorized and existing separate account established pursuant to the provisions of Section 44-402.01 of the Statutes of the State of Nebraska.

3.	The flexible premium variable universal life policies, when issued as contemplated by said Form N-6 Registration Statement, will constitute legal, validly issued and binding obligations of Ameritas Life Insurance Corp.

I hereby consent to the filing of this opinion as an exhibit to said Pre-Effective Amendment No. 1 on

Form N-6.

Sincerely,

/s/ Ann D. Diers

Ann D. Diers

Vice President & Associate General Counsel, Variable Contracts & AIC